Exhibit 10.9

Loan Agreement

The creditor DoubleU Games Co., Ltd. (hereinafter referred to as “A”) and the debtor The8Games Co., Ltd. (hereinafter referred to as ‘B’) enter into a loan agreement as follows.

‘A’ is willing to lend ‘B’ an amount of KRW 10 billion and this agreement will be concluded to secure the performance of the debt.

[Preamble]

Article 1 (Purpose of Agreement)

1.	This Agreement is intended to determine all the details of loan agreement between ‘A’ and ‘B’.

2.

‘A’ and ‘B’ both recognize and agree that the loans in this Agreement will be used to repay borrowings from financial institutions for shareholder loans and equity investments in DoubleU Diamond LLC for the purpose of acquiring the US corporation, Double Down Interactive LLC.

Article 2 (Terms of Transaction)

‘A’ lends KRW 10,000,000,000 (KRW 10 billion) to ‘B’ and ‘B’ borrows it.

Article 3 (Interest)

1.	Interest on the loan shall be 4.6 percent per annuum.

2.	‘B’ shall reserve the interest payment pursuant to paragraph 1 within the period of the senior credit claim.

3.	The interest rate on the loan can be changed by agreement of A and B.

Article 4 (Repayment)

1.	The repayment date of this loan shall be May 27th, 2024.

2.	The loan and interest under Article 3 shall be repaid by the method of remittance to the bank designated by ‘A’.

3.	‘B’ may make an early repayment of all or part of the loan before the repayment date, if all of the following conditions are met, and no early repayment fee will be charged.

1.	Repayment of all B’s senior acquisition financing loans;

2.	Conversion to common stock or repayment of entire convertible bonds and bonds with warrants of “B”.

4.	‘A’ may ask ‘B’ for early repayment of all or part of the loan if all the conditions of subparagraph 3 are met.

Article 5 (Overdue Interest)

If ‘B’ fails to repay the amount which is due (including when the due has arrived as a result of an occurrence of an event of default) under this Agreement, ‘B’ shall pay the overdue interest calculated by adding five percent per annuum (5.0%) to the interest rate under Article 3 in accordance with this Agreement for the overdue period, which shall be from the date of payment obligation to the actual repayment date.

Article 6 (Events of Default)

1.

If any event described in the following subparagraphs occurs with respect to ‘B’, ‘B’ immediately loses the benefit of time and shall pay the entire principle and interest to ‘A’, even if ‘A’ does not make any notice requiring performance of debt or notice of demand.

1.	‘B’ has delayed payment of interest pursuant to Article 3 for more than 3 months;

2.

If an application for commencement of compulsory execution procedure is made, or a preservative measure (provisional attachment, injunction etc.) is taken, or any equivalent action is taken, with respect to the property of ‘B’;

3.	In the event of insolvency, suspension of payments, default, etc. of ‘B’, or any event occurs which would be a ground for dissolution or liquidation of ‘B’;

4.	Any action of ‘B’ that undermines trust with ‘A’, such as transferring the company without notice;

5.	‘B’ is unable to carry out its business in the reasonable judgment of ‘A’.

2.

If any event described in the following subparagraphs occurs with respect to ‘B’, ‘A’ may make a demand for correction by specifying the reason and offering at least 7 days to cure. Nevertheless, if the correction is not made, an event of default would occur and the entire principle and interest shall be repaid to ‘A’ as described in paragraph 1 above.

1.	‘B’ fails to fulfill its obligations under this Agreement;

2.	‘B’ becomes aware of a sharp deterioration in its finances and fails to respond to the request for clarification, or when the clarification is unclear;

3.	‘B’ becomes aware that it deliberately concealed its property or otherwise acted unfaithfully, and fails to respond to the request for clarification, or when the clarification is unclear.

Article 7 ( Order of Repayment)

The amount paid by ‘B’ under this Agreement shall be appropriated first for the relevant expenses, followed by payment of interest and finally payment of principal.

Article 8 (Jurisdiction by Agreement)

Any dispute arising out of this Agreement shall be brought in the court of jurisdiction of ‘A’’s address, for the first trial.

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Article 9 (Reciprocal Cooperation)

1.	Both parties will comply with each Article in this Agreement.

2.	Matters not provided in this Agreement shall be governed by relevant statues and commercial customs.

Article 10 (Modification of Agreement)

1.	Modification to this Agreement may only be made by the written consent of each party.

2.	A written document setting forth the modification as agreed upon in accordance with paragraph 1 shall be attached to the end of this Agreement.

Article 11 (Settlement of Disputes)

1.	Disputes arising out of this Agreement shall be resolved by the consultation between A and B.

2.	If an agreement under paragraph 1 is not reached, the matter shall be brought in Seoul Central District Court.

As the parties have agreed as above, make two copies and keep one copy after each party seals.

2018.    11.     26.

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The Creditor (‘A’)

DoubleU Games Co., Ltd. (Corporation registration number: 110111-4855924)

Address: 16th floor, Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim Ga-Rham (sealed)

The Debtor (‘B’)

The8Games Co., Ltd. (Corporation registration number: 131111-0200623)

Address: 13th floor, POSCO P&S Tower, 134 Teheran-ro, Gangnam-gu, Seoul

Joint Representative Director: Kim Young-Uk (sealed)

Joint Representative Director: Won Yong-Joon (sealed)

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